Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

2006 ANNUAL FINANCIAL RESULTS

Silver Spring, MD, February 20, 2007:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the fourth quarter and year ended December 31, 2006.

“We are pleased to report that United Therapeutics’ revenues for the year ended December 31, 2006, totaled $159.6 million,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and CEO.  “We are especially proud to have achieved our goal of approximately 40% or greater revenue growth for the fourth straight year.  Our net income for the year was $74.0 million, or $3.23 per basic share.  Excluding employee stock option expense of $21.0 million resulting from the adoption of SFAS 123(R), and the non-recurring charge of $2.0 million related to the impairment of the HeartBar® trade name, our net income for the year would have been $96.9 million, or $4.23 per basic share.”

Annual Results

Revenues grew to $159.6 million in 2006, as compared to $115.9 million in 2005, an increase of 38%.  Gross margins from sales were $142.6 million, or 89%, in 2006, which is consistent with gross margins from sales of $103.6 million, or 89%, in 2005.  The increases in revenues resulted primarily from growth in sales of Remodulin®.

In 2006, we recognized a tax benefit of $34.1 million from a reduction of the valuation allowance on our deferred tax assets of $45.7 million, as compared to a tax benefit in 2005 of $17.5 million from a $19.7 million valuation allowance reduction.

We incurred new expenses in 2006 that we did not incur in 2005.  Effective January 1, 2006, SFAS 123(R) was adopted.  This resulted in the recognition of $21.0 million of non-cash employee stock option expense in 2006.  In addition, during 2006, there was a non-cash and non-recurring charge of $2.0 million related to the impairment of the HeartBar trade name.  If these new expenses and this non-recurring charge had not been incurred during 2006, pro forma net income would have been as follows for the three months and years ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands, except per share data)

Net income, as reported	$55,508	$29,410	$73,965	$65,016
Add back:
Impairment of HeartBar® trade name	—	—	2,024	—
Employee stock option expense under SFAS 123(R)	9,387	—	20,953	—
Pro forma net income	$64,895	$29,410	$96,942	$65,016

Earnings per share, as reported:
Basic	$2.54	$1.27	$3.23	$2.85
Diluted	$2.42	$1.14	$3.08	$2.58

Pro forma earnings per share(1):
Basic	$2.96	$1.27	$4.23	$2.85
Diluted	$2.83	$1.14	$4.03	$2.58

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

Research and development expenses were $57.6 million in 2006, as compared to $36.1 million in 2005.  The increase was primarily due to (i) an increase in expenses for treprostinil-related programs of approximately $12.9 million, (ii) an increase in expenses for our cancer programs of approximately $1.7 million, and (iii) the adoption of SFAS No. 123(R), effective January 1, 2006, which resulted in employee stock option expense totaling approximately $6.7 million.  Selling, general and administrative expenses were $54.0 million in 2006, as compared to $24.7 million in 2005.  The increase in selling, general and administrative expenses was primarily due to (i) approximately $14.2 million of employee stock option expense related to our adoption of SFAS No. 123(R), (ii) an increase in marketing expenses of approximately $6.3 million, representing an increase in marketing staff and marketing initiatives, (iii) an increase in non-marketing related salaries of approximately $5.0 million, and (iv) an increase in rent and other operating expenses of approximately $2.1 million, primarily due to the opening of our new laboratory facility in Silver Spring, Maryland.

Interest income was $10.7 million in 2006, as compared to $5.4 million in 2005.  The increase was due to rising market interest rates and additional cash available for investment during 2006, as compared to 2005.

As noted above, a tax benefit totaling $34.1 million was reported in 2006, as compared to $17.5 million in 2005.  These benefits were due primarily to the reduction of our valuation allowance on our deferred tax assets by approximately $45.7 million in 2006.  In 2005, we reduced the valuation allowance on our deferred tax assets by approximately $19.7 million.  In 2006 and 2005, we concluded that it is more likely than not that a portion of these tax assets will be realized in future periods and therefore must be recognized at this time.

Fourth Quarter Results

Revenues grew to $45.8 million in the fourth quarter of 2006, as compared to $29.6 million in the fourth quarter of 2005, an increase of 55%.  Gross margins from sales were $41.1 million, or 90%, in the fourth quarter of 2006, as compared to $26.5 million, or 89%, in the fourth quarter of 2005.  The increases in revenues and gross margins resulted primarily from expanded sales of both subcutaneous and intravenous delivered Remodulin.  “These strong fourth quarter Remodulin results demonstrate convincingly the growing confidence of doctors, patients and payers in the safety and efficacy of our therapy,” noted Dr. Rothblatt.

Net income was $55.5 million, or $2.54 per basic share, in the fourth quarter 2006.  A tax benefit totaling $47.7 million was reported in the fourth quarter of 2006, as compared to $17.5 million in the fourth quarter of 2005.  These benefits were due primarily to the reduction of our valuation allowance on our deferred tax assets by $45.7 million and $19.7 million in the fourth quarter of 2006 and the fourth quarter of 2005, respectively.  In the fourth quarter of 2006, we concluded that it is more likely than not that these tax assets will be realized in future periods and therefore must be recognized at this time.

Research and development expenses were $18.3 million in the fourth quarter of 2006, as compared to $9.5 million in the fourth quarter of 2005.  The increase was due primarily to (i) an increase in expenses for our treprostinil-related programs of approximately $5.8 million, and (ii) the adoption of SFAS No. 123(R), effective January 1, 2006, which resulted in employee stock option expense totaling approximately $2.0 million in the fourth quarter of 2006.  Selling, general and administrative expenses were $19.2 million in the fourth quarter of 2006, as compared to $6.7 million in the fourth quarter of 2005.  The increase in selling, general and administrative expenses was primarily due to (i) approximately $7.3 million of employee stock option expense related to our adoption of SFAS No. 123(R), (ii) an increase in marketing expenses of approximately $2.5 million, representing an increase in marketing staff and marketing initiatives, (iii) an increase in non-marketing related salaries of approximately $2.6 million, and (iv) an increase in rent and other operating expenses of approximately $732,000, primarily due to the opening of our new laboratory facility in Silver Spring, Maryland.

Interest income was $3.7 million in the fourth quarter of 2006, as compared to $1.8 million in the fourth quarter of 2005.  The increase was due to rising market interest rates and additional cash available for investment during the fourth quarter of 2006, as compared to the fourth quarter of 2005.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, February 20, 2007, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international dialers calling 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 8783337.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about our expectations and intentions regarding the realization of tax assets that are based on our current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in our periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Form 10-K and Form 10-Q.  We are providing this information as of February 20, 2007, and undertake no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues:
Net product sales	$44,147	$28,270	$153,448	$110,412
Service sales	1,679	1,371	6,184	5,241
License fees	—	—	—	262
Total revenues	45,826	29,641	159,632	115,915
Operating expenses:
Research and development, including stock option expense totaling $2.0 million and none for the three-month periods in 2006 and 2005, respectively and $6.7 million and none for the years ending in 2006 and 2005, respectively	18,337	9,463	57,570	36,052
Selling, general and administrative, including stock option expense totaling $7.3 million and none for the three-month periods in 2006 and 2005, respectively and $14.2 million and none for the years ending in 2006 and 2005	19,187	6,670	54,028	24,655
Impairment of HeartBar® trade name	—	—	2,024	—
Cost of product sales	4,251	2,633	14,973	10,242
Cost of service sales, including stock option expense totaling $35,000 and none for the three-month periods in 2006 and 2005, and $117,000 and none for the years ending in 2006 and 2005	502	520	2,055	2,073
Total operating expenses	42,277	19,286	130,650	73,022

Income from operations	3,549	10,355	28,982	42,893
Other income (expense):
Interest income	3,653	1,759	10,700	5,359
Interest expense	(481)	(21)	(482)	(29)
Equity loss in affiliate	(93)	(190)	(491)	(754)
Other, net	1,162	13	1,199	53
Total other income, net	4,241	1,561	10,926	4,629

Income before income tax benefit	7,790	11,916	39,908	47,522

Income tax benefit	47,718	17,494	34,057	17,494

Net income	$55,508	$29,410	$73,965	$65,016
Net income per common share:
Basic	$2.54	$1.27	$3.23	$2.85
Diluted	$2.42	$1.14	$3.08	$2.58
Weighted average number of common shares outstanding:
Basic	21,893	23,195	22,906	22,825
Diluted	22,894	25,835	24,035	25,206

CONSOLIDATED BALANCE SHEET DATA

As of December 31,

(In thousands)

	2006	2005
Cash, cash equivalents and marketable investments (including restricted amounts)	$303,151	$191,013
Total assets	$478,550	$291,413
Total liabilities	$273,944	$16,311
Total stockholders’ equity	$204,606	$275,102